Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of our auditor’s report dated March 6, 2026, with respect to the consolidated financial statements of Bunker Hill Mining Corp. and its subsidiaries as at December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

June 24, 2026

Vancouver, Canada